Loan Agreement

This Loan Agreement (the “Agreement”) was executed on August 1, 2008, by and between Mr. Shuangxi Zhao (the Lender, or “Party A”) and Hebei Baoding Orient Paper Milling Co., Ltd (the Borrower, or “Party B”), whereas Mr. Shuangxi Zhao agree to lend RMB6,000,000 yuan (RMB Six Million Yuan) to Hebei Baoding Orient Paper Milling Co., Ltd for a period of three years. Both parties further agree on the following terms:

1.	Total Amount of Loan. Mr. Shuangxi Zhao lend RMB6,000,000 yuan (RMB Six Million Yuan) to Hebei Baoding Orient Paper Milling Co., Ltd.

2.	Usage of Loan. This loan can only be used in the production and operation of the company, such as purchasing raw material and equipment. It can’t be used in any other respects of the company.

3.

The Repayment Period. The repayment for this loan is for three years and maturity on July 31, 2011, and bear an interest rate equal to which stipulated in the People’s Bank of China. The interest shall be settled at the end of each year, and repayment shall be made on maturity date.

4.

Liabilities. During the performance of this Agreement, any event of default by either party, which result in an adverse effect on the other party, shall assume corresponding liabilities according to the Contract Law.

5.

Effectiveness. This Agreement is executed in two copies when the signatures or seals are made by both parties, one of which held by Party A, and the other held by Party B, are equally authentic. Any other matters not expressly stated herein, will be resolved through negotiation.

Party A: Mr. Shuangxi Zhao

/s/ Shuangxi Zhao

August 1, 2008

Party B: Hebei Baoding Orient Paper Milling Co., Ltd

Seal

August 1, 2008